Exhibit 23(d)

CONSENT OF INVESTMENT BANKING FIRM

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-4 as filed with the Securities & Exchange Commission and the Prospectus/Proxy Statement of Merchants & Manufacturers Bancorporation, Inc. contained therein relating to the Merger, as defined therein, and consent to the references to our fairness opinion in such Registration Statement and Prospectus/Proxy Statement. We further consent to filing of the aforementioned Prospectus/Proxy Statement.

/s/ Matthew Boba
Matthew Boba Executive Vice President and General Counsel

Dated: June 21, 2004